Exhibit 10.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

January 12, 2024
Strictly Private & Confidential
Anne Globe
[***]
Dear Anne,
We are excited about the prospect of your joining us at IMAX. The terms and conditions of your employment offer are summarized below:

Title:	Chief Marketing Officer and Executive Vice President. You will be the most senior marketing officer in the Company.

Reporting to:	Rich Gelfond, Chief Executive Officer, with anticipated dotted line reporting to the Head of Content that the Company plans to hire.

Start Date:	January 29, 2024

Salary:	Your annual base salary will be $725,000, less applicable withholding taxes.

Bonus:	You will be eligible to participate in the IMAX performance bonus program. Calculation of this bonus is based on both Company performance and personal performance. Your target annual bonus will be 50% of your then current base salary. Any bonus payment shall be at the discretion of the Company, and eligibility is subject to employment on the day of payment. Payment will be made at the same time bonuses are paid to other Company employees, generally in March. In the event that you become a named executive officer (“NEO”) of the Company in the future, the Compensation Committee of the Board of Directors annually establishes non-discretionary criteria used to calculate 50% of the annual bonus of NEOs.

Benefits:	You will be eligible to participate in the Company’s benefit plans consistent with benefits given to senior executives at the Company, including entitlement to a Personal Spending (Wellness) Allowance reimbursement of up to $2,500 per year, which is a taxable benefit. Air travel and accommodations will be commensurate with the arrangements of other senior executives, pursuant to the Company’s Travel & Expense Policy.

Vacation:	You will be entitled to receive vacation time of twenty (20) work days per year, subject to proration based on partial years of service.

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Exhibit 10.2

LTIP:	You will be eligible to participate in the Company’s Second Amended and Restated Long-Term Incentive Plan, as may be amended from time to time and as administered by the Compensation Committee. Grants are made on a discretionary basis annually, generally in March, commencing in 2024.
Your target annual grant will be $825,000, in the mix of equity vehicles (currently restricted share units (“RSUs”) and performance stock units (“PSUs”)) and on a vesting schedule consistent with grants given to senior executives at the Company. The annual grants for executives other than NEOs currently consist of 75% RSUs and 25% PSUs. The annual grants for NEOs currently consist of 50% RSUs and 50% PSUs. You must be employed by the Company on the grant date to receive a grant.

Location:	You will be based in the Company’s Playa Vista offices, with travel to the Company’s other domestic and international offices and additional locations as reasonably required by the performance of your duties and the business of the Company. If any long-term travel is planned, you and the Company will agree in advance on a schedule. You will have office accommodations similar to those of other senior executives in Playa Vista.

Car Allowance:	You will receive a car allowance in the annualized amount of $13,200, paid with your regular pay on a semi-monthly basis as taxable income. Additionally, you may expense and be reimbursed for car-related expenses such as gasoline, maintenance, and insurance costs up to an annual maximum of $11,800.

Employment at-will:	Your employment with IMAX will be at-will, such that the employment relationship may be terminated at any time, with or without notice or cause, by you or by the Company. You agree to provide the Company with written notice of at least 30 days before resigning. If the Company terminates your employment without cause, you will receive severance pay equal to one month of base salary and target bonus for every year of service (pro-rated for partial years); provided that the minimum severance period will be six months, and the maximum severance period will be twelve months. If you resign for Good Reason, as defined in the next sentence, you will receive the same severance pay as if you had been terminated without cause. “Good Reason” shall mean (a) a material reduction in your responsibilities, or (b) the Company requiring you to be permanently based at any office or location more than twenty (20) miles from Playa Vista; provided, however, that no such event shall constitute Good Reason unless you first give the Company written notice of your intention to resign your employment for Good Reason and the grounds for such resignation, and such grounds for resignation are not corrected by the Company within thirty (30) days of its receipt of such notice.

Background Check:	This offer is subject to the satisfactory completion of a background check, including a criminal record check, which you have authorized.

This acknowledges we approve your prior commitment and unavailability to the Company for the period from and including February 7 through February 9, 2024. You will be required to review

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Exhibit 10.2

and sign the IMAX Code of Business Conduct and Ethics, the IMAX Confidentiality, Conflict of Interest, and Intellectual Property Agreement, and the IMAX Anti-Bribery and Anti-Corruption policy prior to your start date. Additionally, you will be required to abide by all IMAX policies that pertain to your employment.

Please indicate your formal acceptance by signing this offer and returning it via email no later than January 12, 2024 to me at mgolden@imax.com.

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Exhibit 10.2

Anne, we look forward to having you join the team and hope that you find the opportunity with IMAX both challenging and rewarding.

Sincerely,

                         /s/ Michele Golden

Michele Golden
EVP & Chief People Officer

I accept the above offer of employment as written.
/s/ Anne Globe
Anne Globe

1/12/2024
Date

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